Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-114212) of Wells Real Estate Investment Trust, Inc. and in the related Prospectus of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedules of Well Real Estate Investment Trust, Inc., Wells Real Estate Investment Trust, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wells Real Estate Investment Trust, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Atlanta, Georgia

March 17, 2005